Exhibit 99.1
__________________________________________________________________

FOR IMMEDIATE RELEASE

Contact:	Adam Orvos	Connie Kao
	Executive Vice President,	Group Vice President, Investor Relations
	Chief Financial Officer	(925) 965-4668
	(925) 965-4550	connie.kao@ros.com

ROSS STORES REPORTS THIRD QUARTER EARNINGS,
UPDATES FOURTH QUARTER GUIDANCE

Dublin, California, November 17, 2022 -- Ross Stores, Inc. (NASDAQ: ROST) today reported earnings per share for the third quarter ended October 29, 2022 of $1.00 on net income of $342 million. These results compare to earnings per share of $1.09 on net income of $385 million for the 13 weeks ended October 30, 2021. Sales for the 2022 third quarter were $4.6 billion, in line with the prior year, with comparable store sales down 3% on top of a robust 14% gain for the same period in 2021.

For the nine months ended October 29, 2022, earnings per share were $3.08 on net earnings of $1.1 billion, versus $3.82 per share on net income of $1.4 billion for the same year-to-date period in 2021. Sales for the first nine months of 2022 were $13.5 billion, with comparable store sales down 5% on top of a strong 14% increase last year.

Barbara Rentler, Chief Executive Officer, commented, “Third quarter results were above our expectations as we delivered stronger values throughout our stores. Operating margin for the period was 9.8% versus 11.4% last year, reflecting the deleveraging effect from the comparable sales decline as well as pressure from higher markdowns and unfavorable timing of packaway-related costs.”

Ms. Rentler added, “During the third quarter, we repurchased 2.8 million shares of common stock for an aggregate price of $244 million. We remain on track to buy back a total of $950 million in common stock during fiscal 2022 under our two-year $1.9 billion repurchase program that extends through fiscal 2023.”

ROSS STORES, INC. 5130 Hacienda Drive, Dublin, CA 94568 (925) 965-4400

Fourth Quarter and Fiscal 2022 Guidance

Looking ahead, Ms. Rentler said, “We continue to expect a very promotional holiday selling season and ongoing inflationary headwinds to pressure our low-to-moderate income customers. That said, we face our easiest sales and earnings comparisons in the fourth quarter and are raising our guidance given our third quarter sales momentum and improved holiday assortments.”

Ms. Rentler continued, “We now expect fourth quarter same store sales to be flat to down 2% on top of a 9% gain in the prior year, with earnings per share forecasted to be in the range of $1.13 to $1.26. Based on our year-to-date results and our fourth quarter forecast, earnings per share for fiscal 2022 are now projected to be in the range of $4.21 to $4.34 versus $4.87 last year.”

Ms. Rentler concluded, “There remains a high level of uncertainty in today’s macroeconomic and geopolitical environment that continues to negatively impact consumer sentiment and demand. However, we remain confident in the off-price business model, which offers both value and convenience. Given consumers’ heightened focus on both of these attributes, it should bode well for our ability to expand our market share and profitability in the future.”

The Company will host a conference call on Thursday, November 17, 2022 at 4:15 p.m. Eastern time to provide additional details concerning its third quarter results and management’s outlook for the remainder of the year. A real-time audio webcast of the conference call will be available in the Investors section of the Company’s website, located at www.rossstores.com. An audio playback will be available at 201-612-7415, PIN #13733917 until 8:00 p.m. Eastern time on November 25, 2022, as well as on the Company’s website.

Forward-Looking Statements: This press release and the related conference call remarks contains forward-looking statements regarding projected sales and earnings, planned new store growth, and other financial results and market conditions in future periods that are subject to risks and uncertainties which could cause our actual results to differ materially from management’s current expectations. The words “plan,” “expect,” “target,” “anticipate,” “estimate,” “believe,” “forecast,” “projected,” “guidance,” “outlook,” “looking ahead,” and similar expressions identify forward-looking statements. Risk factors for Ross Dress for Less® (“Ross”) and dd’s DISCOUNTS® include without limitation, the uncertainties and potential for the recurrence of significant business disruptions arising from the COVID-19 pandemic, including its unknown duration, the potential for new virus variants and future resurgences, and the potential adverse impact on consumer demand and our business; changes in the level of consumer spending on, or preferences, for apparel and home-related merchandise; impacts from the macro-economic environment, including inflation, interest rates, housing costs, energy and fuel costs, financial and credit market conditions, recession concerns, geopolitical conditions (including the current Russia-Ukraine conflict), unemployment levels or public health issues (such as pandemics) that affect consumer confidence and consumer disposable income; our need to effectively manage our inventories, markdowns, and inventory shortage to achieve planned gross margins; competitive pressures in the apparel and home-related merchandise retailing industry; issues associated with importing and selling merchandise produced in other countries, including risks from supply chain disruptions due to port of exit/entry congestion, shipping delays and ocean freight cost increases, and risks from other supply chain related disruptions, including those due to COVID-19 closures; unseasonable weather that may affect shopping patterns and consumer demand for seasonal apparel and other merchandise, and that may result in temporary store closures and disruptions in deliveries of merchandise to our stores; market availability, quantity, and quality of attractive brand name merchandise at desirable discounts and our buyers’ ability to anticipate consumer preferences and to purchase merchandise that enables us to offer customers a wide assortment of merchandise at competitive prices; potential data security breaches, including cyber-attacks on our transaction processing and computer information systems, which could result in theft or unauthorized disclosure of customer, credit card, employee, or other private and valuable information that we handle in the ordinary course of our business; potential disruptions in our information systems, including from ransomware or other cyberattacks; issues involving the quality, safety, or authenticity of products we sell, which could harm our reputation, result in lost sales, and/or increase our costs; an adverse outcome in various legal, regulatory, or tax matters, or the adoption of new federal or state tax legislation that increases tax rates or adds new taxes, could increase our costs; damage to our corporate reputation or brands; our need to continually attract, train, and retain associates to execute our off-price strategies; our need to effectively advertise and market our business; changes in U.S. tax, tariff, or trade policy regarding apparel and home-related merchandise produced in other countries that could adversely affect our business; volatility in revenues and earnings; an additional pandemic, natural or man-made disaster in California or in another region where we have a concentration of stores, offices, or a distribution center; unexpected issues or costs from expanding in existing markets and entering new geographic markets; obtaining acceptable new store sites with favorable consumer demographics; and maintaining sufficient liquidity to support our continuing operations, new store openings, and ongoing capital expenditure plans. Other risk factors are set forth in our SEC filings including without limitation, the Form 10-K for fiscal 2021 and fiscal 2022 Form 10-Qs and 8-Ks on file with the SEC. The factors underlying our forecasts are dynamic and subject to change. As a result, our forecasts speak only as of the date they are given and do not necessarily reflect our outlook at any other point in time. We do not undertake to update or revise these forward-looking statements.

Ross Stores, Inc. is an S&P 500, Fortune 500, and Nasdaq 100 (ROST) company headquartered in Dublin, California, with fiscal 2021 revenues of $18.9 billion. Currently, the Company operates Ross Dress for Less® (“Ross”), the largest off-price apparel and home fashion chain in the United States with 1,696 locations in 40 states, the District of Columbia, and Guam. Ross offers first-quality, in-season, name brand and designer apparel, accessories, footwear, and home fashions for the entire family at savings of 20% to 60% off department and specialty store regular prices every day. The Company also operates 323 dd’s DISCOUNTS® stores in 21 states that feature a more moderately-priced assortment of first-quality, in-season, name brand apparel, accessories, footwear, and home fashions for the entire family at savings of 20% to 70% off moderate department and discount store regular prices every day. Additional information is available at www.rossstores.com.

Ross Stores, Inc.
Condensed Consolidated Statements of Earnings

	Three Months Ended		Nine Months Ended
($000, except stores and per share data, unaudited)	October 29, 2022	October 30, 2021	October 29, 2022	October 30, 2021

Sales	$4,565,489	$4,574,541	$13,481,598	$13,895,595

Costs and Expenses
Cost of goods sold	3,424,046	3,326,004	10,020,027	9,935,271
Selling, general and administrative	693,367	725,761	2,029,926	2,118,602
Interest (income) expense, net	(2,802)	18,744	25,561	56,500
Total costs and expenses	4,114,611	4,070,509	12,075,514	12,110,373

Earnings before taxes	450,878	504,032	1,406,084	1,785,222
Provision for taxes on earnings	108,842	119,002	341,086	429,455
Net earnings	$342,036	$385,030	$1,064,998	$1,355,767

Earnings per share
Basic	$1.00	$1.10	$3.09	$3.85
Diluted	$1.00	$1.09	$3.08	$3.82

Weighted-average shares outstanding (000)
Basic	342,120	351,071	344,686	352,308
Diluted	343,720	353,081	346,212	354,477

Store count at end of period	2,019	1,924	2,019	1,924

Ross Stores, Inc.
Condensed Consolidated Balance Sheets

($000, unaudited)	October 29, 2022	October 30, 2021
Assets

Current Assets
Cash and cash equivalents	$3,906,490	$5,259,595
Accounts receivable	168,483	158,765
Merchandise inventory	2,494,002	2,231,242
Prepaid expenses and other	192,214	195,309
Total current assets	6,761,189	7,844,911

Property and equipment, net	3,008,738	2,784,286
Operating lease assets	3,101,882	3,032,175
Other long-term assets	228,286	254,362
Total assets	$13,100,095	$13,915,734

Liabilities and Stockholders’ Equity

Current Liabilities
Accounts payable	$1,927,757	$2,652,881
Accrued expenses and other	616,753	625,426
Current operating lease liabilities	656,837	620,675
Accrued payroll and benefits	251,479	512,336
Income taxes payable	11,404	—
Current portion of long-term debt	—	64,991
Total current liabilities	3,464,230	4,476,309

Long-term debt	2,455,460	2,451,283
Non-current operating lease liabilities	2,596,221	2,551,162
Other long-term liabilities	223,162	296,819
Deferred income taxes	214,022	156,944

Commitments and contingencies

Stockholders’ Equity	4,147,000	3,983,217
Total liabilities and stockholders’ equity	$13,100,095	$13,915,734

Ross Stores, Inc.
Condensed Consolidated Statements of Cash Flows

	Nine Months Ended
($000, unaudited)	October 29, 2022	October 30, 2021
Cash Flows From Operating Activities
Net earnings	$1,064,998	$1,355,767
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	290,565	262,139
Stock-based compensation	92,367	96,775
Deferred income taxes	76,380	35,077
Change in assets and liabilities:
Merchandise inventory	(231,729)	(722,260)
Other current assets	(72,079)	(50,139)
Accounts payable	(452,968)	422,277
Other current liabilities	(308,202)	160,984
Income taxes	3,397	(60,442)
Operating lease assets and liabilities, net	8,634	4,767
Other long-term, net	1,304	(1,292)
Net cash provided by operating activities	472,667	1,503,653

Cash Flows From Investing Activities
Additions to property and equipment	(417,901)	(377,916)
Net cash used in investing activities	(417,901)	(377,916)

Cash Flows From Financing Activities
Issuance of common stock related to stock plans	18,298	18,626
Treasury stock purchased	(45,372)	(57,092)
Repurchase of common stock	(718,693)	(416,979)
Dividends paid	(324,648)	(304,520)
Net cash used in financing activities	(1,070,415)	(759,965)

Net (decrease) increase in cash, cash equivalents, and restricted cash and cash equivalents	(1,015,649)	365,772

Cash, cash equivalents, and restricted cash and cash equivalents:
Beginning of period	4,982,382	4,953,769
End of period	$3,966,733	$5,319,541

Reconciliations:
Cash and cash equivalents	$3,906,490	$5,259,595
Restricted cash and cash equivalents included in prepaid expenses and other	11,446	10,790
Restricted cash and cash equivalents included in other long-term assets	48,797	49,156
Total cash, cash equivalents, and restricted cash and cash equivalents:	$3,966,733	$5,319,541

Supplemental Cash Flow Disclosures
Interest paid	$80,316	$82,209
Income taxes paid	$261,309	$454,821